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                                 EXHIBIT 99.1


Cherokee Inc.                                       Coffin Communications Group
6835 Valjean Ave.                                   15300 Ventura Boulevard,
Van Nuys, CA 91406                                  Suite 303
(818) 908-9868                                      Sherman Oaks, CA  91403
Contact:  Carol Gratzke, Chief Financial Officer    (818) 789-0100
                                                    Contact: Martin Halsall,
                                                    Account Principal

For Immediate Release:
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      Stockholders Approve Sections 3.2 and 3.3 of the Revised Management
            Agreement and the Performance Goals Contained Therein.

VAN NUYS, California, January 24, 2000--Cherokee Inc. (Nasdaq: CHKE) one of the
                                                               ----
leading licensors of brand names for apparel, footwear and accessories, today reported that its stockholders had approved, by written consent, Sections 3.2 and 3.3 of the of the Second Revised and Restated Management Agreement between The Newstar Group, d/b/a The Wilstar Group and Cherokee (the "Revised Management Agreement") and the performance goals contained therein. As described in the Consent Solicitation Statement previously mailed to stockholders, the Revised Management Agreement was entered into at the end of 1999 and it provides, among other things, that the Company will continue to have the services of Robert Margolis as CEO until at least February 2002.

Since joining Cherokee Inc. in May 1995, Mr. Margolis and his management team have successfully improved the Company's earnings per share from a loss of ($0.22) for the fiscal period ended June 1, 1996 to $0.78 for the third quarter ended October 30, 1999. The Company has experienced thirteen consecutive quarters of revenue and EBIT growth. Under the terms of the prior management agreement, continued growth could have had significant negative tax implications for the Company. Therefore, Sections 3.2 and 3.3 of the Revised Management Agreement, which provide for the payment of performance bonuses and other compensation to The Wilstar Group and Robert Margolis if the performance goals set forth in such sections are achieved, were submitted to Cherokee's stockholders for approval so that compensation paid thereunder may be tax-deductible by Cherokee for federal income tax purposes.

Consent cards representing 55% of the total issued and outstanding Cherokee common stock were finally tabulated on January 20, 2000. Holders on the record date of shares representing approximately 52% of the issued and outstanding Cherokee common stock, which is 94.5% of the total shares voted, had delivered unrevoked consents approving Sections 3.2 and 3.3 of the Revised Management Agreement and the performance goals contained therein.

Cherokee, Inc., based in Van Nuys, California, is a marketer and licensor of Cherokee and Sideout brand products, is continuing its negotiations for domestic and international licensing contracts covering multiple categories of merchandise. Cherokee currently has licensing agreements in many categories, including family apparel, fashion accessories, as well as luggage, cosmetics and footwear.

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